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Exhibit 10.8  LOAN AGREEMENT (BUSINESS OVERDRAFT FACILITY) BETWEEN COMTREX
              SYSTEMS CORPORATION LTD AND BARCLAYS BANK PLC DATED
              MARCH 30,1998

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                                BARCLAYS BANK PLC
                        Sutton and Epsom Business Centre
            PO Box 283, Wells House, 231 High Street, Sutton, Surrey
                                     SM1 1TB
                           Telephone: (0181) 642 9066

The Directors
Comtrex Systems Corporation Limited                    Our Ref: 2343050601/64
Unit 2                                                 Direct Dial or
Metro Central                                          Ext No: 0181 722 3547
Balcombe Road
Horley                                                 30 March 1998
West Sussex
RH6 9GA




Dear Sirs

                          BUSINESS OVERDRAFT FACILITY

Barclays Bank PLC (the "Bank") agrees to provide Comtrex Systems Corporation Limited with an overdraft facility subject to the following terms and conditions:

AMOUNT

L150,000.

PURPOSE

To assist with the working capital finance requirements of the company.

TERM

The overdraft facility is repayable on demand. However, subject to this condition, the facility is scheduled for review on 30th March 1999.

INTEREST

Interest on the overdraft facility will be charged at 3.00% per annum above the Bank's Base Rate (currently 7.25%) giving an effective rate of 10.25%, varying in line with changes in Base Rate. Variations in Base Rate are published in the National Press.

Borrowings in excess of the agreed facility will be charged at 15.00% per annum above the Bank's Base Rate. Advice of this interest rate does not constitute an agreement by us to allow borrowings in excess of the agreed facility. Cheques and other payments may be returned unpaid without further reference to you. If you would like us to consider any increase in your facility, please contact us as soon as possible.

Interest will be charged on a quarterly basis and debited to the company's current account on our usual charging dates.

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CHARGES/FEES

Account entry and general service charges which apply to the company's current account are detailed in your tariff advice, a further copy is available upon request.

If the company's current account exceeds the agreed overdraft limit without prior arrangement, separate additional charges will normally be incurred.

An arrangement fee of L2,250 has been debited to the company's current account.

SECURITY

This overdraft facility is secured as detailed below, together with any other security/guarantee now or hereafter held by us:

1. A Debenture over the assets of the Company.

2. A Legal Charge over Unit 2, Metro Centre, Balcombe Road, Horley, Surrey.

3. A Lega1 Charge over Scottish Widows Life Policy No. 5577611.

4. A Legal Charge over a suitable Life Policy, on the life of Stephen David Roberts, sufficient to cover the amount and term of the borrowing.

Debenture Formula: The company will ensure that the overdraft and loan facilities will at all times be covered 3.00 times by the aggregate value of unencumbered UK book debts less than 90 days old. Despite this provision, we retain the right to demand repayment of borrowings at any time.

We are committed to provide the highest quality service to you and your business and have you have any queries or problems in this area, please do not hesitate to contact myself or my assistant Michael Fryer on extension number 0181 722 3547.

FOR AND ON BEHALF OF
BARCLAYS BANK PLC


/s/ Mike Bermingham
-------------------
Mike Bermingham
MANAGER

Accepted on the terms and conditions contained in this letter on behalf of Comtrex Systems Corporation Limited by a person or persons duly authorised pursuant to a resolution of its Board of Directors.

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For and on behalf of Comtrex Systems Corporation Limited.


SIGNED
      -------------------------------------

DATE
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